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                                                                   EXHIBIT 99.1



COMPANY CONTACTS:
Desiree Chope, Envision Development Corporation, 508-481-8303 xt. 323, DCHOPE@EDVCORP.COM

MEDIA CONTACTS:
David Politis, Politis Communications, 801-523-3730 (wk)/801-556-8184(cell), DPOLITIS@POLITIS.COM Jason Olsen, Politis Communications, 801-523-3730, JOLSEN@POLITIS.COM

BROKER CONTACTS:
Leonardo Zangani, L.G. Zangani, 908-788-9660, LGZANGANI@RCN.COM

FOR IMMEDIATE RELEASE

               ENVISION DEVELOPMENT CORPORATION ACQUIRES LIQ, INC.

MARLBORO, Mass. -- May 9 -- Envision Development Corporation (Amex: EDV), the emerging leader in web-centric transactive technologies and eBusiness solutions, today announced it has acquired LiQ, Inc. Headquartered in New York City, LiQ, Inc. integrates voice-enabled communications via VoIP, document sharing, and co-browsing over the Internet or corporate intranets. The LiQ IsoSpace platform enables live, Web-based communications, transactions, and real-time knowledge exchange.

"The ability to conduct business online, in a secure setting, is a necessary component of the new Internet business environment," said Envision chairman and chief executive officer, William J. Patch. "LiQ and its IsoSpace(TM) technology will enable and transform ecommerce. IsoSpace Technology will be a key component of Envision's web-centric transactive technologies as the company strengthens its status as a leading eBusiness solutions provider."

Envision intends to license LiQ's IsoSpace(TM) technology in order to facilitate ecommerce in a secure forum. The virtual space created by LiQ, creates an environment unique to each business segment participating in ecommerce. The virtual space is a secure, flexible environment, designed to meet the needs of our diverse Internet economy. The virtual space can be described from varied perspectives including warehouse, department store, conference room, auction floor, library, research laboratory, classroom, or boardroom. LiQ's IsoSpace technology provides for a flexible environment designed to meet the Internet economy's varied business objectives.

LiQ's IsoSpace technology will allow users to interact within a secure virtual space. Businesses stand to benefit from increased social interaction and collaboration in addition to enhanced electronic transactions. IsoSpace technology conversations and transactions in LiQ's virtual space can be conducted using not only written communication, but also verbal communication, utilizing Voice Over Internet Protocol (VoIP).

IsoSpace users can surf the Web and share files, including streaming video or audio, text documents and spreadsheets. Participants in LiQ's virtual space can archive files in a virtual format for future use. The IsoSpace virtual environment allows for password access, creating the ultimate secure on-line communication, transaction and knowledge sharing environment.

"LiQ's IsoSpace is an open platform vehicle for delivering products and services developed synergistically with Envision," said Abbas Shah, chief executive officer of LiQ, Inc. "Since we're a Java- and XML-based technology that can be




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deployed on any network, IsoSpace is 100 percent customizable to both legacy systems and breakthrough corporate applications." ENVISION DEVELOPMENT CORPORATION ( WWW.EDVCORP.COM ) is a rapidly growing leader in providing web-centric transactive technologies through breakthrough applications development and end-to-end eBusiness solutions.

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This press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. Such risks and uncertainties are described in the company's filings with the SEC, including its Registration Statement on Form S-1.